News from

Buckeye
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com

BUCKEYE SPECIALTY LINE RUNNING; FLUFF LINE RESTART TARGETED FOR JULY 4

•	Specialty production line running at target rates
•	Target July 4 restart of fluff production line
•	Net of insurance recovery, earnings impact estimated at 5 to 10 cents per share

MEMPHIS, TN June 25, 2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced it is targeting the restart of its fluff pulp line for July 4.  The specialty pulp line has been up and safely running at target rates since early Saturday morning, June 23.  The specialty pulp line mix will not be fully optimized until the fluff line is back in operation.  Among other things, the July 4 timeline depends on procurement of materials and the amount of work required to repair and replace drums and other damaged equipment.  Both production lines were idled on Sunday evening, June 17, due to a significant failure of a steam drum on the fluff pulp line.  There were no injuries associated with this incident.

We expect our property damage and business interruption insurance will cover most of the losses in excess of our $2 million deductible.  Net of insurance recovery, we estimate the total net earnings impact of this event to be in the range of 5 to 10 cents per share.  We expect Q4 FY 2012 (April-June 2012) earnings to be reduced by 8 to 11 cents per share as a result of this event.  The net impact on first half FY 2013 earnings (July-December 2012) should be small as we expect to recognize the bulk of the insurance benefits during this period.  We also anticipate the lost production volume due to the outage will reduce sales revenue by about $20 million primarily in the July to December 2012 period.

Buckeye Chairman and Chief Executive Officer John Crowe stated, “I am proud of our organization’s tireless efforts, teamwork and creativity to minimize the amount of production downtime associated with this significant event.  While there is still much work required to get the fluff pulp line safely up and running by July 4 and this date could change, great progress has been made which will help minimize the impact of this production outage on our customers and all of our stakeholders.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.